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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FRIDAY, JUNE 18, 1999

COMPS.COM ANNOUNCES ACQUISITION OF INSIDE PROSPECTS OF CALIFORNIA

SAN DIEGO, CA, June 18, 1999 -- COMPS.COM (NASDAQ: CDOT) today reported it has acquired the assets of Inside Prospects of California for an undisclosed amount. Inside Prospects, which is based in San Diego and operates in San Diego and Orange counties, markets proprietary tenant information to commercial real estate firms and other businesses. As of June 1, 1999, Inside Prospects had approximately 24 full-time equivalent employees. The Company plans to integrate Inside Prospects' data into COMPS.COM's Internet platform.

COMPS.COM went public in May, 1999, selling 4.5 million shares of common stock and raising net proceeds of approximately $62.2 million.

ABOUT COMPS.COM

COMPS.COM is a national provider of comprehensive commercial real estate sales information and services both offline and on the Internet. Over the last 17 years, the Company has developed a highly evolved data collection and confirmation system to provide information on commercial real estate properties. This information is verified by the Company's researchers and includes sale prices, income and expenses, capitalization rates, loan data, property photographs, buyers, sellers, brokers and other key details.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We refer you to the documents the Company files from time to time with the Securities and Exchange Commission, specifically, the Company's most recent Registration Statement on Form S-1 and subsequent Form 10Qs. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, ability to achieve geographic expansion, uncertainty of achieving profitability, little history offering our products over the Internet, need to continue to develop and offer new products, fluctuations in our quarterly results, volatility of stock price, and future growth subject to risks. We undertake no obligation to update the statements made in this press release as the facts change.

Please visit the COMPS.COM web site www.comps.com for additional information about the Company, its products and services.

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